Exhibit 3.26(a)

CERTIFICATE OF FORMATION

OF

NORTH AMERICAN SPECIALTY PRODUCTS LLC

1. The name of the limited liability company is North American Specialty Products LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of North American Specialty Products LLC this 1st day of April, 2013.

/s/ Stephen Wallace
Stephen Wallace